                    As filed with the Securities and Exchange
                         Commission on November 1, 2001
                                                         Registration No. 333-
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        =================================

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        =================================

                               THE MONY GROUP INC.
             (Exact name of Registrant as specified in its charter)

             Delaware                                  13-3976138
 (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)
                                  1740 Broadway
                            New York, New York 10019
               (Address, including zip code and telephone number,
             including area code of Registrant's principal offices)

                               Bart Schwartz, Esq.
                                  1740 Broadway
                            New York, New York 10019
                                 (212) 708-2000
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, checking the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_] __________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] __________

     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

----------------------------------------------------------------------------------------------------------------------

                                            CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
 Title of securities to be registered         Amount to be registered (1)        Proposed maximum offering price per
                                                                                              share (2)
----------------------------------------------------------------------------------------------------------------------
  Common Stock, par value $0.01 per
                share.                                  600,000                                $31.10
----------------------------------------------------------------------------------------------------------------------

/1/The number of shares of Registrant's common stock being registered hereby represents an estimate of the total number of shares to be issued to the Selling Stockholders pursuant to an Agreement and Plan of Merger dated as of October 8, 2001 among the Registrant, certain selling stockholders and certain other persons.

/2/Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, and based on the average of the high and low sales prices of the Registrant's common stock on the New York Stock Exchange on October 29, 2001.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2001.

PRELIMINARY PROSPECTUS

                               THE MONY GROUP INC.

                                __________ SHARES

                                  COMMON STOCK

     This prospectus relates to the public offering, which is not being underwritten, of up to _____ shares of our common stock. These shares of our common stock will be held by the persons who are listed under the caption "Selling Stockholders" below. These shares of our common stock will be issued in connection with an Agreement and Plan of Merger dated October 8, 2001 whereby we will acquire Lebenthal & Co., Inc.

     The selling stockholders may choose to sell their shares of our common stock from time to time on the New York Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods.

     Our common stock is traded on the New York Stock Exchange under the symbol "MNY." On ________, 2001, the last reported sale price of our common stock was $_____.

     An investment in our common stock involves certain risks. See the discussion under the caption "Risk Factors" beginning on page 2.

                             _______________________

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             _______________________

                The date of this prospectus is ____________, 2001

                               THE MONY GROUP INC.

     We are a Delaware corporation. We are the parent holding company of MONY Life Insurance Company (formerly, The Mutual Life Insurance Company of New York) and The Advest Group, Inc. On November 16, 1998, pursuant to a plan of reorganization which was approved by the New York Superintendent of Insurance, The Mutual Life Insurance Company of New York converted from a mutual life insurance company to a stock life insurance company and became our wholly-owned subsidiary. We were organized on June 24, 1997, for the purpose of becoming the parent holding company of MONY Life Insurance Company. Also, on November 16, 1998, The Mutual Life Insurance Company of New York changed its name to MONY Life Insurance Company. At that same time, we completed an initial public offering of approximately 12.9 million shares of our common stock. The shares of common stock issued in our initial public offering are in addition to approximately 34.3 million shares of common stock that we distributed in our demutualization to some of our eligible policyholders in exchange for their ownership interests in MONY Life Insurance Company. Through MONY Life Insurance Company, The Advest Group, Inc. and our other subsidiaries, we provide life insurance, annuities, mutual funds, brokerage, asset management, business & estate planning, trust and investment banking products and services to individual and institutional clients. Our products and services are distributed through multiple distribution channels, including our career agency sales force, brokerage general agencies, financial advisors, brokers and other complementary distribution channels.

     Our corporate offices are located at 1740 Broadway, New York, New York 10019 and our telephone number is (212) 708-2000.

                                 USE OF PROCEEDS

     The MONY Group Inc. will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.

                                  RISK FACTORS

     You should carefully consider the following factors, in addition to the other information provided in this prospectus and any applicable prospectus supplement, before purchasing any of the securities.

DIVIDENDS AND DEBT SERVICE PAYMENTS MAY BE AFFECTED BY LIMITATIONS IMPOSED ON MONY LIFE INSURANCE COMPANY

     Substantially all of our business and operations are conducted through our subsidiaries, which generate virtually all of our earnings and cash flow. The assets of our company consist primarily of all of the outstanding shares of the common stock of MONY Life Insurance Company, The Advest Group, Inc. and our other subsidiaries. Our ongoing ability to pay dividends to our stockholders and meet our obligations, including paying operating expenses and any debt service, primarily depends upon the receipt of dividends from our subsidiaries and, in particular, MONY Life Insurance Company. Any inability of our subsidiaries to pay dividends to us in the future in an amount sufficient for us to pay dividends to our stockholders and meet our other obligations, including debt service obligations such as payments of principal, premium, if any, and interest on any debt securities, may materially adversely affect our business, results of operations and financial condition. The payment of dividends by MONY Life Insurance Company is regulated under state insurance law. Under the New York Insurance Law, MONY Life Insurance Company may pay a stockholder dividend to us where the aggregate amount of such dividends in any calendar year does not exceed the lesser of:

 . ten percent of MONY Life Insurance Company's surplus to policyholders as of the immediately preceding calendar year or

 . MONY Life Insurance Company's gains from operations for the immediately preceding calendar year, not including realized capital gains.

Except for dividend distributions described in the preceding sentence, MONY Life Insurance Company may pay a stockholder dividend to us only if it files notice of its intention to declare a dividend and the amount of the dividend with the New York Superintendent of Insurance. The New York Superintendent may prevent the payment of such a dividend. Under the New York Insurance Law, the New York Superintendent has broad discretion in determining whether the financial condition of a stock life insurance company would support the payment of that dividend. The New York Insurance Department has established informal guidelines for the New York Superintendent's determinations that focus on, among other things, an insurer's overall financial condition and profitability under statutory accounting practices. From time to time, the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider and adopt, proposals to further restrict the making of dividend payments by an insurer without regulatory approval. MONY Life Insurance Company's ability to pay dividends to us will be further restricted if these types of proposals are enacted. We cannot assure you that MONY Life Insurance Company or our other subsidiaries will be able to pay dividends to us in an amount sufficient to fund our cash requirements, pay cash dividends and service our debt.

THE DECLINE AND EXPIRATION OF PAYMENTS AND INCOME RELATED TO OUR GROUP PENSION BUSINESS TRANSFERRED TO AEGON MAY REDUCE OUR PROFITS

     On December 31, 1993, we entered into an agreement with AEGON USA, Inc. Under the agreement, we transferred a substantial portion of our group pension business to AEGON's wholly-owned subsidiary, AUSA Life Insurance Company, Inc. The transaction was legally structured as a sale. However, for accounting purposes, we continue to record the assets and liabilities comprising the transferred business, and the related profits from the transferred business, in our financial statements. The assets, liabilities and profits are recorded on our financial statements because, pursuant to the terms of the agreement with AEGON, we retained substantially all the risks and rewards of the transferred business. On December 31, 1993, we also made a $200.0 million capital investment in AEGON by purchasing $150.0 million face amount of Series A Notes and $50.0 million face amount of Series B Notes. The Series A Notes pay interest at 6.44% per annum and the Series B Notes pay interest at 6.24% per annum. Both the Series A and Series B Notes mature on December 31, 2002. Pursuant to the AEGON agreement, we receive from AUSA: (1) payments on an annual basis through December 31, 2002 equal to all of the earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993; (2) a final payment at December 31, 2002 based on the remaining fair value of the deposits on contracts in force and transferred to AEGON on December 31, 1993; and (3) a contingent payment at December 31, 2002 based on new business growth subsequent to December 31, 1993. However, it is unlikely that we will receive this payment because of the high level of new business growth necessary in order to receive it. With respect to the payments received in clause (1) above, the annual earnings from the deposits are measured in accordance with an earnings formula contained in the AEGON agreement. The earnings formula is substantially the same as generally accepted accounting principals, except that:

 . asset impairments on fixed maturity securities are only recognized when such securities are designated with a rating of "6" by the National Association of Insurance Commissioners and

 . no impairment losses are recognized on mortgage loans until those loans are disposed of or at the time, and in the calculation, of the final payment referred to in clause (2) above.

     Earnings from the deposits on contracts in force and transferred to AEGON on December 31, 1993 calculated pursuant to the application of the earnings formula described above are recorded in our financial statements only after adjustments. These adjustments primarily recognize asset impairments in accordance with generally accepted accounting principles, specifically, Statements of Financial Accounting Standards Nos. 114 and 115. As adjusted, the earnings or "group pension profits" are reported in accordance with generally accepted accounting principles. Losses which arise from the application of the earnings formula for any annual period will be reflected in our results of operations (after adjustments to reflect such losses in accordance with generally accepted accounting principles) only up to the amount for which we are at risk (as described below), which at any time is equal to the then outstanding principal amount of the Series A Notes. Operating losses reported in any annual period pursuant to the earnings formula are carried forward to reduce any earnings in subsequent years reported pursuant to the earnings formula. Any resulting deficit remaining at December 31, 2002 will be deducted from the final payment referred to in clause (2) above and the contingent payment referred to in clause (3) above, if any. If a deficit still remains, it will be applied as an offset against the principal payment we are due upon maturity of the

Series A Notes. The Series A Notes have been allocated to the closed block. The group pension profits have in the past represented a significant portion of our net income. We expect that the payments referred to in clause (1) above and related group pension profits for the years ending December 31, 2001 and December 31, 2002 will continue to decline consistent with the continuing run-off of the underlying business until these payments terminate as of December 31, 2002. Accordingly, our results of operations could be adversely affected unless we take actions which will increase our revenue and net income subsequent to December 31, 2002 to replace the group pension profits.

CHANGES IN INTEREST RATES MAY SIGNIFICANTLY AFFECT OUR PROFITABILITY

     In periods of increasing interest rates, policy loans and surrenders and withdrawals may tend to increase as policyholders seek investments with higher perceived returns. This process may result in cash outflows requiring that we sell invested assets at a time when the prices of those assets are adversely affected by the increase in market interest rates, which may result in realized investment losses. Conversely, during periods of declining interest rates, life insurance and annuity products may be relatively more attractive investments, resulting in increased premium payments on products with flexible premium features, repayment of policy loans and increased persistency during a period when our new investments carry lower returns. The profitability of certain of our products with guaranteed interest rates could be adversely affected by a significant decline in interest rates. In addition, borrowers may prepay or redeem mortgages and bonds in our investment portfolio as they seek to borrow at lower market rates, and we might have to reinvest those funds in lower interest-bearing investments. Accordingly, during periods of declining interest rates, a decrease in the spread between interest and dividend rates to policyholders and returns on our investment portfolio may adversely affect our profitability.

OUR INVESTMENT PORTFOLIO RAISES POTENTIAL RISKS THAT THE VALUE OF OUR INVESTMENT PORTFOLIO WILL FLUCTUATE

     Our investment portfolio consists primarily of fixed maturity securities, equity securities, limited partnership interests, money market investments, commercial mortgage loans, agricultural mortgage loans and real estate. The fair value of these and our other invested assets fluctuates depending on general economic and market conditions. In addition, we are also subject to credit risk relating to the uncertainty associated with the continued ability of debtors to make timely payments pursuant to the contractual terms underlying these investments. With respect to our investments in fixed maturity securities and commercial and agricultural mortgage loans, the market value of these investments generally increases or decreases in an inverse relationship with fluctuations in interest rates, and our net investment income increases or decreases in direct relationship with interest rate changes. We may, from time to time, for business, regulatory or other reasons, elect or be required to sell some of our general account invested assets at a time when their fair values are less than their carrying values, resulting in realized losses on investments, which would reduce net income.

WRITEDOWNS OF FIXED MATURITY SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

     A portion of our invested assets consist of fixed maturity securities. We write down to fair value fixed maturity securities whose value is deemed other than temporarily impaired. We record these writedowns as realized investment losses and, accordingly, we reflect those writedowns in our results of operations and we permanently adjust the cost basis of the respective assets to reflect the impairment. In the past we have recorded investment losses as a result of writedowns. There can be no assurance that we will not need to make additional writedowns for impairment with respect to our fixed maturity securities. Any of these writedowns may have a material adverse effect on our financial position and results of operations.

PREPAYMENT OF OUR MORTGAGE BACKED SECURITIES MAY ADVERSELY AFFECT OUR PROFITABILITY

     Our fixed maturity securities include mortgage backed securities, collateralized mortgage obligations and pass-through securities. These securities are subject to prepayment risks that vary with, among other things, interest rates. During periods of declining interest rates, mortgage backed securities generally prepay faster as the underlying mortgages are prepaid and are refinanced by the borrowers in order to take advantage of the lower rates. Mortgage backed securities that we purchase at a premium because they have an amortized cost that is greater than par, may experience a reduction in yield or a loss as a result of these prepayments. In addition, during periods of declining interest rates, we will generally be unable to reinvest the proceeds of the prepayment at comparable yields. Conversely, during periods of rising interest rates, prepayments are generally slow. Mortgage backed securities that we purchase at a discount because they have an amortized value that is less than par, may experience a decrease in yield or a loss as a result of slower prepayments.

GENERAL MARKET CONDITIONS MAY ADVERSELY AFFECT OUR INVESTMENTS IN LIMITED PARTNERSHIPS

     We have investments in many limited partnerships. Investment results for this portfolio are dependent upon, among other things, general market conditions for initial and secondary offerings of common stock. In the recent past we have earned significant investment income from investments in limited partnership interests. Due to the recent decline in general market conditions, near term performance for this portfolio is expected to be materially lower than performance for previous periods. There can be no assurance that the favorable levels of investment performance achieved in previous periods on our limited partnership investments will be achieved again in the future.

WE EXPECT TO TAKE RESTRUCTURING CHARGES AGAINST OUR EARNINGS

We are undertaking a reorganization of certain of our businesses designed to improve our overall profitability by enhancing operating efficiency, generating new revenue opportunities and more effectively allocating resources and capital. As a result of this initiative, we expect to take a restructuring charge against our fourth quarter 2001 earnings. This charge includes severance and compensation for affected employees, discontinued real estate leases and certain other charges. We also anticipate the inclusion of other charges that may result from uncertain market conditions. We expect that this charge will have a material adverse impact on our fourth quarter earnings and that this and any future restructuring charges may adversely impact our common stock prices.

FLUCTUATIONS AND VOLATILITY IN MARKETS MAY RESULT IN DECLINES IN OUR REVENUES

     Substantially all of the risk of fluctuation in market value of our separate account assets is borne by the separate account contract holders. A number of our policy charges for administering these separate account assets are set as a percentage of market value of the assets. Accordingly, fluctuations in the market value of these assets may result in declines in our revenue from policy charges. Other assets under our management, including our mutual funds, typically generate fees based on a percentage of their value. In addition, other client assets consist of assets in brokerage accounts, on which we earn commissions. Significant declines and volatility in the securities markets may result in material reductions in revenues derived from asset management fees and brokerage commissions.

WE MAY BE ADVERSELY AFFECTED BY THE DECLINE IN VALUE OF OUR REAL ESTATE HELD FOR INVESTMENT

     We are subject to the risk that our investments in real estate may decline in value. We generally adjust the carrying value of real estate classified as held for investment for declines in value whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. We record these writedowns as realized investment losses, which would reduce our net income.

INCREASES IN VALUATION ALLOWANCES WOULD REDUCE OUR NET INCOME

     Once we identify a real estate property to be sold and commence a plan for marketing the property, the property is classified as "to be disposed of" and, if necessary, a valuation allowance is established to the extent that its fair value minus associated selling costs is less than its current carrying value. These valuation allowances are periodically revised, if necessary, to reflect changes in fair value, except that, in no case will the carrying value of the real estate property exceed its original cost. Increases in valuation allowances serve to reduce our net income.

WE MAY BE ADVERSELY AFFECTED BY THE DECLINE IN VALUE OF OUR COMMERCIAL MORTGAGE LOAN INVESTMENTS

     We are subject to the risk that our investments in commercial mortgage loans will decline in value. Commercial mortgage loans are stated at their unpaid principal balances, net of valuation allowances for decline in value. We provide valuation allowances for commercial mortgage loans when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Increases in valuation allowances are recorded as realized investment losses and serve to reduce our net income.

THE EXPIRATION OF SURRENDER PENALTIES WITH RESPECT TO SOME OF OUR ANNUITIES COULD RESULT IN SURRENDERS WHICH MAY REDUCE OUR PROFITS

     We typically impose surrender charges on the annuities we sell. The surrender charges enable us to recover unamortized policy acquisition costs in the event that the annuity is surrendered before policy acquisition costs are fully amortized. In addition, the surrender charges discourage contract surrenders, which could require us to dispose of assets prematurely at a loss. As surrender penalties expire it is likely that surrenders of single premium deferred annuities and flexible payment variable annuities will increase. A substantial increase in surrenders may reduce our profits.

WE MAY BE REQUIRED TO ADD ASSETS TO THE CLOSED BLOCK IN THE EVENT THAT THE ASSETS THEREIN ARE NOT SUFFICIENT TO PAY GUARANTEED BENEFITS

     The plan of demutualization requires MONY Life Insurance Company to establish and operate a closed block for the benefit of certain policyholders holding participating insurance policies of MONY Life Insurance Company. The closed block is designed to give reasonable assurance with respect to policies included in the closed block that assets will be available to maintain policyholder dividend scales payable at the time we funded the closed block if the experience underlying such dividend scales continues. The amount of assets we allocated to the closed block is expected to produce cash flows which, together with anticipated revenues from the policies included in the closed block, are reasonably expected to be sufficient:

 . for the payment of claims and surrender benefits, certain expenses and taxes, and

 . to provide for the continuation of the policyholder dividend scales payable in 1998, if the experience underlying those scales continues.

     The closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies in the closed block will benefit only the holders of those policies, and will not be available to us or our stockholders. We cannot assure you that the closed block assets, the cash flows generated by the closed block assets and the anticipated revenues from the policies included in the closed block will be sufficient to provide for the benefits guaranteed under these policies. If they are not sufficient, we must fund the shortfall. Even if they are sufficient, we may choose, for competitive reasons, to support policyholder dividend payments with our general account funds. We have allocated the Series A Notes described above to the closed block. We will reimburse the closed block from our general account assets for any reduction in principal payments due on the Series A Notes pursuant to their terms. In addition, as described below, there is currently pending litigation against us which seeks to require us to increase the assets in the closed block.

LITIGATION CHALLENGING THE NEW YORK SUPERINTENDENT'S ORDER APPROVING THE PLAN OF DEMUTUALIZATION MAY HAVE A MATERIAL ADVERSE EFFECT ON US

     On November 16, 1999, The MONY Group Inc. and MONY Life Insurance Company were served with a complaint in an action entitled Calvin Chatlos, M.D., and Alvin H. Clement, On Behalf of Themselves And All Others Similarly Situated v. The MONY Life Insurance Company, The MONY Group Inc., and Neil D. Levin, Superintendent, New York Department of Insurance, filed in the United States District Court for the Southern District of New York. The action purported to be brought as a class action on behalf of all individuals who had an ownership interest in one or more in-force life insurance policies issued by MONY Life Insurance Company as of November 16, 1998. The complaint, which was dismissed voluntarily in early 2000, alleged that (i) the New York Superintendent of Insurance, Neil D. Levin, violated Section 7312 of the New York Insurance Law by approving the plan of demutualization, which plaintiffs claim was not fair and adequate, primarily because it allegedly failed to provide for sufficient assets for the mechanism established under the plan to preserve reasonable policyholder dividend expectations of the closed block, and
(ii) we violated Section 7312 by failing to develop and submit to the Superintendent a plan of demutualization that was fair and adequate. The plaintiffs sought equitable relief in the form of an order vacating and/or modifying the Superintendent's order approving the plan of demutualization and/or directing the Superintendent to order us to increase the assets in the closed block, as well as unspecified monetary damages, attorneys' fees and other relief. On March 27, 2000, plaintiffs filed a new action in New York State Supreme Court bearing the same caption and naming the same defendants as the previously filed federal action. The state court complaint differs from the complaint previously filed in federal court in two primary respects. First, it no longer asserts a claim for damages against the Superintendent, nor does its prayer for relief seek entry of an order vacating or modifying the Superintendent's decision or requiring the Superintendent to direct us to place additional assets into the closed block. Rather, it seeks an accounting and an order from the Court directing us to transfer additional assets to the closed block. Second, the new complaint contains claims for breach of contract and fiduciary duty, as well as new allegations regarding the adequacy of the disclosures contained in the Policyholder Information Booklet distributed to policyholders soliciting their approval of the plan of demutualization (which plaintiffs claim violated both the New York Insurance Law and our fiduciary duties). We and the Superintendent moved to dismiss the state court complaint in its entirety on a variety of grounds. On April 20, 2001, the New York Supreme Court granted both motions and dismissed all claims against us and the Superintendent. On June 29, 2001 plaintiffs filed a Notice of Appeal with the New York Appellate Division, appealing the dismissal of the claims against us and the Superintendent. We intend to defend ourselves vigorously against plaintiffs' appeal. However, an adverse outcome to the present litigation could have a material adverse effect on us.

LITIGATION WITH RESPECT TO OUR SALES PRACTICES MAY AFFECT OUR PROFITABILITY

     Since late 1995 a number of purported class actions have been commenced in various state and federal courts against us alleging that we engaged in deceptive sales practices in connection with the sale of whole and universal life insurance policies from the early 1980s through the mid 1990s. Although the claims asserted in each case are not identical, they seek substantially the same relief under essentially the same theories of recovery (i.e., breach of contract, fraud, negligent misrepresentation, negligent supervision and training, breach of fiduciary duty, unjust enrichment and violation of state insurance and/or deceptive business practice laws). Plaintiffs in these cases seek primarily equitable relief (e.g., reformation, specific performance, mandatory injunctive relief prohibiting us from canceling policies for failure to make required premium payments, imposition of a constructive trust and creation of a claims resolution facility to adjudicate any individual issues remaining after resolution of all class-wide issues) as opposed to compensatory damages, although they also seek compensatory damages in unspecified amounts. We have answered the complaints in each action (except for one being voluntarily held in abeyance). We have denied any wrongdoing and have asserted numerous affirmative defenses. On June 7, 1996, the New York State Supreme Court certified one of those cases, Goshen v. The Mutual Life Insurance Company of New York and MONY Life Insurance Company of America, the first of the class actions filed, as a nationwide class consisting of all persons or entities who have, or at the time of the policy's termination had, an ownership interest in a whole or universal life insurance policy issued by us and sold on an alleged "vanishing premium" basis during the period January 1, 1982 to December 31, 1995. On March 27, 1997, we filed a motion to dismiss or, alternatively, for summary judgment on all counts of the complaint. All of the other putative class actions have been consolidated and transferred by the Judicial Panel on Multidistrict Litigation to the United States District Court for the District of Massachusetts and/or are being held in abeyance pending the outcome of the Goshen case. On October 21, 1997, the New York State Supreme Court granted our motion for summary judgment and dismissed all claims filed in the Goshen case against us. On December 20, 1999, the New York State Court of Appeals affirmed the dismissal of all but one of the claims in the Goshen case (a claim under New York's General Business Law), which has been remanded back to the New York State Supreme Court for further proceedings consistent with the opinion. The New York State Supreme Court has subsequently reaffirmed that, for purposes of the remaining New York General Business Law claim, the class is now limited to New York purchasers only, and has further held that the New York General Business Law claims of all class members whose claims accrued prior to November 29, 1992 are barred by the applicable statute of limitations. We intend to defend ourselves vigorously against the sole remaining claim. However, an adverse outcome to the present litigation could have a material adverse effect on us.

VARIATIONS IN CLAIMS EXPERIENCE WILL AFFECT OUR RESULTS FROM PERIOD TO PERIOD

     An insurance company's earnings significantly depend upon the timing and amount of claims paid under its insurance contracts. Consequently, MONY Life Insurance Company's earnings will vary from period to period. depending upon the amount of claims incurred in the relevant periods. Therefore, there is limited predictability of claims experience within any given month or year. As a result, we anticipate that our financial results may vary from period to period and that those variations may be material in any given period. We use certain assumptions in pricing our products. There can be no assurance that actual experience will match our assumptions made for pricing purposes and, to the extent that they differ, our operating results could be materially adversely affected.

WE OPERATE IN A HIGHLY REGULATED INDUSTRY

     Our insurance business is subject to comprehensive state regulation and supervision throughout the U.S. The primary purpose of such regulation is to protect policyholders, not securityholders. The laws of the various states establish insurance departments with broad powers with respect to:

 .  licensing companies to transact business;
 .  licensing agents;
 .  admitting statutory assets;
 .  mandating certain insurance benefits;
 .  regulating premium rates;
 .  approving policy forms;
 .  regulating unfair trade and claims practices;
 .  regulating advertising;
 .  establishing statutory reserve requirements and solvency standards;
 .  fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values;
 .  restricting certain transactions between affiliates;
 . regulating the distribution of dividends; and . regulating the types, amounts and statutory valuation of investments.

     The U.S. Federal government does not directly regulate the insurance business. However, Federal legislation and administrative policies in certain areas can significantly and adversely affect the insurance industry generally and us in particular. These areas include employee benefit plan regulation, financial services regulation and Federal taxation and securities laws. MONY Life Insurance Company, some of its subsidiaries and some policies and contracts offered by them are subject to various levels of regulation under the Federal securities laws administered by the Securities and Exchange Commission. These laws and regulations are primarily intended to protect investors in securities and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. We may also be subject to similar laws and regulations in the states our subsidiaries provide investment advisory services, offer products or conduct other securities-related activities. All of these regulations may limit our freedom of action.

CHANGES IN STATE AND FEDERAL REGULATION MAY AFFECT OUR PROFITABILITY

     State insurance regulators and the National Association of Insurance Commissioners continually reexamine existing laws and regulations, and may impose changes in the future. Additionally, the passage from time to time of new legislation may adversely affect our claims exposure on our policies. We cannot predict the impact of future state or Federal laws or regulations on our business. Future laws and regulations, or the interpretation thereof, may materially adversely affect our business, results of operations and financial condition.

WE MAY BE UNABLE TO ATTRACT AND RETAIN AGENTS TO SELL OUR PRODUCTS

     We must attract and retain productive agents to sell our insurance and annuity products. Strong competition exists among insurance companies for agents with demonstrated ability. Our management believes that key bases of competition among insurance companies for agents with demonstrated ability include a company's financial position and the services provided to, and relationships developed with, these agents in addition to compensation and product structure. Changes arising from the realignment of our career agency sales force, the restructuring of agent compensation and the ability to obtain state regulatory approvals for new products may affect our ability to retain productive distributors of our individual insurance and annuity products. Sales of individual insurance and annuity products and our financial position and results of operations could be materially adversely affected by those changes.

COMPETITIVE FACTORS MAY ADVERSELY AFFECT OUR BUSINESS

     The insurance industry is highly competitive and has experienced severe price competition over the last several years. We compete with a large number of other insurers, as well as non-insurance financial services companies, such as banks, broker-dealers and asset managers, for customers and agents and other distributors of insurance and investment products. Some of these companies offer a broader array of products, have more competitive pricing or, with respect to other insurers, have higher claims paying ability ratings. Some may also have greater financial resources with which to compete.

COMPETITION FROM NON-INSURANCE FINANCIAL SERVICES COMPANIES MAY ADVERSELY AFFECT OUR BUSINESS

     National banks, with their pre-existing customer bases for financial services products, may increasingly compete with insurers, as a result of court cases that permit national banks to sell annuity products of life insurance companies in some circumstances. In addition there has been recently enacted legislation removing restrictions on bank affiliations with insurers. This legislation, the Gramm-Leach-Bliley Act of 1999, permits mergers that combine commercial banks, insurers and securities firms under one holding company. Until passage of the Gramm-Leach-Bliley Act, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurance companies. The ability of banks to affiliate with insurance companies and to offer annuity products of life insurance companies may materially adversely affect all of our product lines by substantially increasing the number, size and financial strength of potential competitors.

A DOWNGRADE IN OUR RATINGS MAY ADVERSELY AFFECT OUR ABILITY TO MARKET OUR PRODUCTS AND RETAIN OUR CURRENT POLICYHOLDERS

     Claims-paying ability and financial strength ratings are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in our company and in our ability to market our products. Rating organizations continually review the financial performance and condition of insurance companies, including our company. Any downgrade in our ratings could have a material adverse effect on our ability to market our products and retain our current policyholders. These consequences could, depending upon their extent, have a material adverse effect on our liquidity and, under some situations, net income.

CHANGES IN FEDERAL INCOME TAXATION COULD ADVERSELY IMPACT SALES OF OUR INSURANCE, ANNUITIES AND INVESTMENT PRODUCTS

     Current Federal income tax laws generally defer income tax on any accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable when earnings are actually paid. Congress has, from time to time, considered possible legislation that would eliminate this deferral of taxation for certain annuities and life insurance products. Enactment of other possible legislation, including a simplified "flat tax" income structure with an exemption from taxation for investment income and elimination of, or reduction in, the estate tax, could also adversely affect purchases of life insurance. For example, Congress in 2001 enacted legislation providing estate tax reduction. At this time, we cannot foresee whether such tax reduction will have an adverse effect on our life insurance and annuity products. We also cannot foresee whether Congress will enact legislation or, whether such legislation, if enacted, will contain provisions with possible adverse effects on our life insurance and annuity products.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at:

             450 Fifth Street, N.W.           Citicorp Center
             Washington, DC 20549             500 West Madison Street
                                              Suite 1400
                                              Chicago, Illinois 60661


     You may also obtain copies of this information at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange you should call (212) 656-5060.

     The SEC allows us to "incorporate by reference" information into this prospectus which we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

     We incorporate by reference the documents listed below that we previously filed with the SEC:

     .    Annual Report on Form 10-K for the fiscal year ended December 31,
          2000.

     . Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001 and June 30, 2001.

     . Current Reports on Form 8-K filed on January 5, 2001, February 7, 2001, February 9, 2001, March 19, 2001, May 8, 2001, June 1, 2001,
          August 7, 2001 and October 18, 2001.

     . The description of our capital stock contained in our Registration Statement on Form 8-A, File No. 001-14603, filed with the SEC on November 6, 1998, including any further amendments or reports filed for the purpose of updating such description.

     You may request a free copy of any of these filings or any other information incorporated by reference in this prospectus from us by calling us or writing to us at the following address and telephone number:

     The MONY Group Inc.
     1740 Broadway
     New York, New York 10019
     Attention: Jay A. Davis
     Telephone: (212) 708-2000

     We also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934
(1) after the date of the filing of the registration statement and before its effectiveness and (2) until we have sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Our subsequent filings with the SEC will automatically update and supersede information in this prospectus.

     You should rely only on the information contained in this document, incorporated by reference into this document or set forth in the applicable prospectus supplement. We have not authorized anyone to give you different information. Therefore, if anyone does provide you with different or inconsistent information, you should not rely on it. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. The information contained in this prospectus and the applicable prospectus supplement speaks only as of the dates on the front of those documents.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the information included and incorporated by reference in this prospectus and other written and oral statements made from time to time by us contain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among other things, discussions concerning our potential exposure to market risks, as well as statements expressing our expectations, beliefs, estimates, forecasts, projections and assumptions. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "will," "forecast" and similar words or expressions. Forward-looking statements are only predictions. Our forward-looking statements generally relate to our operations, economic performance and financial condition. You should carefully consider forward-looking statements and understand that actual events or results may differ materially as a result of a variety of risks and uncertainties, known and unknown, and other factors facing our company. Many of those factors are noted in conjunction with the forward-looking statements in the text. It is not possible to foresee or identify all factors affecting our forward-looking statements and investors therefore should not consider any list of factors affecting our forward-looking statements to be an exhaustive statement of all risks or uncertainties. Although we cannot give a comprehensive list of all factors that may cause actual results to differ from our forward-looking statements, the factors include those noted in our SEC filings incorporated by reference into this prospectus, those discussed in this prospectus under the caption "Risk Factors," any included in an accompanying prospectus supplement, as well as:

 .    losses with respect to our equity real estate, and the success of our continuing process of selectively selling our equity real estate;
 .    successful implementation of our recently-announced reorganization of MONY
     Life Insurance Company;
 .    our ability to control operating expenses;
 .    the outcome of pending litigation;
 .    deterioration in the experience of the "closed block" established in connection with the demutualization of our subsidiary MONY Life Insurance Company;
 .    the performance of the financial markets;
 .    the intensity of competition from other financial institutions;
 .    our mortality, morbidity, persistency and claims experience;
 .    our ability to develop, distribute and administer competitive products and services in a timely, cost-effective manner;
 .    our financial and claims paying ratings;
 .    the effect of changes in laws and regulations affecting our businesses, including changes in tax laws affecting insurance and annuity products;
 .    market risks related to interest rates, equity prices, derivatives, foreign currency exchange and credit;
 .    the continuing impact on general economic, business and market conditions of recent terrorist acts, including the September 11, 2001 terrorist attacks; and
 .    our ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption.

                            THE SELLING STOCKHOLDERS

         The selling stockholders will receive _____ shares of common stock from The MONY Group Inc. on or about _________, 2001. We list below with respect to the selling stockholders (1) the number of shares of our common stock beneficially owned as of _________, 2001 and prior to the offering covered by this prospectus, (2) the maximum number of shares of our common stock which may be sold in the offering and (3) the number of shares of our common stock which will be beneficially owned after the offering, assuming the sale of all the shares set forth in (2) above.

         ---------------------------------------------------------------------------------------------------------
                                              Beneficial Ownership                        Beneficial Ownership
                Selling Stockholder            Prior to Offering     Shares to be Sold     After the Offering
                -------------------            -----------------     -----------------     ------------------
                                             Shares     Percentage     in Offering       Shares      Percentage
                                             ------     ----------     -----------       ------      ----------
         ---------------------------------------------------------------------------------------------------------
         James A. Lebenthal
         ---------------------------------------------------------------------------------------------------------
         Eleanor Lebenthal Bissinger
         ---------------------------------------------------------------------------------------------------------
         The James A. Lebenthal Family
         Irrevocable Trust
         ---------------------------------------------------------------------------------------------------------
         Duncan K. Smith
         ---------------------------------------------------------------------------------------------------------
         James E. McGrath
         ---------------------------------------------------------------------------------------------------------
         Gerald H. Tankersley
         ---------------------------------------------------------------------------------------------------------
         Alexandra Lebenthal
         ---------------------------------------------------------------------------------------------------------
         Jeffrey M. James
         ---------------------------------------------------------------------------------------------------------
         D. Warren Kaufman
         ---------------------------------------------------------------------------------------------------------
         Denis M. Galle
         ---------------------------------------------------------------------------------------------------------
         Dennis M. Corrigan
         ---------------------------------------------------------------------------------------------------------
         Gregory Serbe
         ---------------------------------------------------------------------------------------------------------
         Emily Wechsler
         ---------------------------------------------------------------------------------------------------------
         Jack Klein
         ---------------------------------------------------------------------------------------------------------
         Harry Weiss
         ---------------------------------------------------------------------------------------------------------
         James Dillon
         ---------------------------------------------------------------------------------------------------------
         Laban Levine
         ---------------------------------------------------------------------------------------------------------
         Amy Caster
         ---------------------------------------------------------------------------------------------------------
         Gail Levine
         ---------------------------------------------------------------------------------------------------------
         Jane Glucksman Wasserstrom
         ---------------------------------------------------------------------------------------------------------
         Joan Rusch
         ---------------------------------------------------------------------------------------------------------
         Karen Crovicz
         ---------------------------------------------------------------------------------------------------------
         Katie Schachter Wedeen
         ---------------------------------------------------------------------------------------------------------
         Lisa Santo
         ---------------------------------------------------------------------------------------------------------
         Melvin P. Cohn
         ---------------------------------------------------------------------------------------------------------
         Patrick Murphy
         ---------------------------------------------------------------------------------------------------------
         Phillip Leibowitz
         ---------------------------------------------------------------------------------------------------------
         Suzanne Akian
         ---------------------------------------------------------------------------------------------------------
         H. Gerard Bissinger, III
         ---------------------------------------------------------------------------------------------------------
         Ann Louise Bissinger
         ---------------------------------------------------------------------------------------------------------
         James B. Lebenthal
         ---------------------------------------------------------------------------------------------------------
         Claudia Lebenthal
         ---------------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

         The selling stockholders may choose to sell their shares of The MONY Group Inc. common stock from time to time on the New York Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, these selling stockholders may choose to sell their shares in one or more of the following alternative transactions:

 . a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

 . purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

 . ordinary brokerage transactions and transactions in which the broker solicits purchasers.

         In addition, the selling stockholders may transact in exchange-traded put or call options with respect to our common stock in which they settle through delivery of shares of our common stock offered for sale by this prospectus.

         The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933 as underwriters or otherwise.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                  LEGAL OPINION

         Bart Schwartz, Senior Vice President and General Counsel of The MONY Group Inc., will issue an opinion about the legality of The MONY Group Inc. common stock being offered by this prospectus. As of the date of this prospectus, Mr. Schwartz beneficially owns 10,720 shares of our common stock.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution
-------

              Securities and Exchange Commission registration fee    $ 4,665
              Fees and expenses of  transfer agent                     5,000
              NYSE Additional listing fee                              3,500
              Accountant's fees and expenses                           5,000
              Legal fees and expenses                                 10,000
              Blue Sky fees and expenses                               5,000
              Printing                                                 3,000
              Miscellaneous                                            2,000
                                                                     -------
                   Total                                             $38,165

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated. The Registrant will pay all of the above expenses. All expenses of the offering, other than selling discounts, commissions and legal fees and expenses incurred separately by the selling stockholders, will be paid by the Registrant.

Item 15. Indemnification of Directors and Officers
-------

     The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law as to indemnification by the Registrant of its officers and directors. The general effect of such law is to empower a corporation to indemnify any of its officers and directors against certain expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified in connection with certain actions, suits or proceedings (threatened, pending or completed) if the person to be indemnified acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     The Amended and Restated By-Laws of the Registrant, as amended (the " Registrant's By-Laws"), provide for indemnification of any person who was or is a director, officer, employee or agent of the Registrant or was serving in such capacity at another entity at the Registrant's request (each, an "Indemnified Person"), and is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether derivative or not. Indemnification continues as to an Indemnified Person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of an Indemnified Person. The By-Laws also authorize indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as well as the advancement of expenses to an Indemnified Person. The indemnification provisions in the By-Laws are non-exclusive and allow the Registrant to indemnify by agreement or vote of stockholders or disinterested directors.

     Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides for the indemnification of the Registrant's directors in accordance with the Delaware General Corporation Law, and includes, as permitted by the Delaware General Corporation Law, certain limitations on the potential personal liability of members of the Registrant's Board of Directors for monetary damages as a result of actions taken in their capacity as Board members.

     The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act of 1933, as amended, that might be incurred by them in such capacities.

Item 16. Exhibits
-------

  Exhibit
  Number         Description
  -------        -----------
     3.1    -    Amended and Restated Certificate of Incorporation of the
                 Registrant dated November 3, 1998 (incorporated by reference to
                 Exhibit 3.1 of the Registrant's Registration Statement on Form
                 S-1, as amended, File No. 333-63835).

     3.2    -    Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration
                 Statement on Form S-1, as amended, File No. 333-63835).

     3.3    -    Amendment to the Amended and Restated By-Laws of the Registrant
                 (incorporated by reference to Exhibit 3.3 to the Registrant's
                 Annual Report on Form 10-K for the year ended December 31,
                 1998, File No. 1-14603).

     5.1    -    Opinion of Bart Schwartz, Senior Vice President and General
                 Counsel of the Registrant, as to legality of securities being registered.

    23.1    -    Consent of PricewaterhouseCoopers LLP.

    23.2    -    Consent of Bart Schwartz, Senior Vice President and General
                 Counsel of the Registrant (included in Exhibit 5.1).

    24.1    -    Power of Attorney of the Officers and Directors who signed this
                 Registration Statement set forth on page II-4 hereof.

Item 17. Undertakings
-------

     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, S-8 or F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 1st day of November, 2001.

                          THE MONY GROUP INC.

                              /s/ Michael Isor Roth
                          By: --------------------------------------------------
                              Name:   Michael Isor Roth
                              Title:  Chairman of the Board and Chief Executive
                                      Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Richard Daddario, Lee M. Smith and Bart Schwartz, Esq. or any one of them, his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement (including without limitation any post-effective amendment pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and all documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power an authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of November, 2001.

        Signature                                 Title
        ---------                                 -----

/s/ Michael Isor Roth               Chairman of the Board, Chief Executive
------------------------            Officer and Director (Principal Executive
    Michael Isor Roth               Officer)

/s/ Richard Daddario                Executive Vice President and Chief Financial
------------------------            Officer (Principal Financial Officer)
    Richard Daddario

/s/ Larry Cohen                     Vice President and Controller (Principal
------------------------            Accounting Officer)
    Larry Cohen

/s/ Tom Hans Barrett                Director
------------------------
    Tom Hans Barrett

/s/ David Lincoln Call              Director
------------------------
    David Lincoln Call

/s/ Glen Robert Durham              Director
-------------------------------
    Glen Robert Durham

/s/ James Bernard Farley            Director
-------------------------------
    James Bernard Farley

/s/ Samuel Joseph Foti              President, Chief Operating Officer and
-------------------------------     Director
    Samuel Joseph Foti

/s/ Robert Holland, Jr.             Director
-------------------------------
    Robert Holland, Jr.

/s/ James Lawrence Johnson          Director
-------------------------------
    James Lawrence Johnson

/s/ Frederick Wilkinson Kanner      Director
-------------------------------
    Frederick Wilkinson Kanner

/s/ Robert Raymond Kiley            Director
-------------------------------
    Robert Raymond Kiley

/s/ Kenneth Marc Levine             Executive Vice President, Chief Investment
-------------------------------     Officer and Director
    Kenneth Marc Levine

/s/ Jane Cahill Pfeiffer            Director
-------------------------------
    Jane Cahill Pfeiffer

/s/ Thomas Charles Theobald         Director
-------------------------------
    Thomas Charles Theobald

                                  EXHIBIT INDEX

Exhibit
Number           Description
-------          -----------

  3.1     -      Amended and Restated Certificate of Incorporation of the
                 Registrant dated November 3, 1998 (incorporated by reference to
                 Exhibit 3.1 of the Registrant's Registration Statement on
                 Form S-1, as amended, File No. 333-63835).

  3.2     -      Amended and Restated By-Laws of the Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Registration
                 Statement on Form S-1, as amended, File No. 333-63835).

  3.3     -      Amendment to the Amended and Restated By-Laws of the Registrant
                 (incorporated by reference to Exhibit 3.3 to the Registrant's
                 Annual Report on Form 10-K for the year ended December 31,
                 1998, File No. 1-14603).

  5.1     -      Opinion of Bart Schwartz, Senior Vice President and General
                 Counsel of the Registrant, as to legality of securities being registered.

 23.1     -      Consent of PricewaterhouseCoopers LLP.

 23.2     -      Consent of Bart Schwartz, Senior Vice President and General
                 Counsel of the Registrant (included in Exhibit 5.1).

 24.1     -      Power of Attorney of the Officers and Directors who signed this
                 Registration Statement set forth on page II-4 hereof.